Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Archrock Partners, L.P.’s Registration Statements No. 333-148181, No. 333-164258 No. 333-177505 and No. 333-187284 each on Form S-3, and Registration Statement No. 333-149639 on Form S-8 of our reports dated February 29, 2016, relating to the consolidated financial statements and financial statement schedule of Archrock Partners, L.P. and subsidiaries (the “Partnership”), and the effectiveness of the Partnership’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Archrock Partners, L.P. for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 29, 2016